EXHIBIT (A)(1)

                             Albemarle Corporation
                       Offer To Purchase For Cash Up To
                     5,000,000 Shares Of Its Common Stock
                  At A Purchase Price Not In Excess Of $19.50
                        Nor Less Than $17.00 Per Share
          THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
        5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, SEPTEMBER 22, 1998,
                         UNLESS THE OFFER IS EXTENDED.

                                ---------------
Albemarle Corporation, a Virginia corporation (the "Company"), hereby invites its shareholders to tender shares of its Common Stock, $.01 par value per share (the "Shares"), at prices not in excess of $19.50 nor less than $17.00 net per Share in cash, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (or similar materials distributed to participants in the Savings Plan for the Employees of Albemarle Corporation), which together constitute the "Offer." The Company will determine the single per Share price, not in excess of $19.50 nor less than $17.00 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 5,000,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $19.50 nor less than $17.00 net per Share). All Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, subject to the terms and the conditions of the Offer, including the proration and conditional tender provisions. All Shares acquired in the Offer will be acquired at the Purchase Price. The Company reserves the right, in its sole discretion, to purchase more than 5,000,000 Shares pursuant to the Offer. See Section 15.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

The Shares are listed and traded on the New York Stock Exchange (the "NYSE"). On August 21, 1998, the last full trading day on the NYSE prior to the announcement and commencement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $17.4375. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 8.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.
                                   IMPORTANT


     Any shareholder wishing to tender all or any part of his Shares should either (a) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee and any other required documents to Harris Trust and Savings Bank (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or tender such Shares pursuant to the procedure for book-entry tender set forth in Section 3, or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person if they desire to tender their Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     TO PROPERLY TENDER SHARES, SHAREHOLDERS MUST COMPLETE THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.


     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.
                                ---------------
                     The Dealer Manager for the Offer is:

                  [Credit Suisse First Boston Corporation logo]



August 24, 1998

                               TABLE OF CONTENTS



SECTION                                                                                        PAGE
---------
SUMMARY ..................................................................................     S-1
INTRODUCTION .............................................................................      1
THE OFFER ................................................................................      2
     1.   Number of Shares; Proration ....................................................      2
     2.   Purpose of the Offer; Certain Effects of the Offer .............................      4
     3.   Procedures for Tendering Shares ................................................      5
     4.   Withdrawal Rights ..............................................................      8
     5.   Purchase of Shares and Payment of Purchase Price ...............................      8
     6.   Conditional Tender of Shares ...................................................      9
     7.   Certain Conditions of the Offer ................................................      9
     8.   Price Range of Shares; Dividends ...............................................     11
     9.   Source and Amount of Funds .....................................................     11
     10.  Certain Information Concerning the Company ....................................      11
     11.  Interest of Directors and Officers; Transactions and Arrangements Concerning         19
          Shares
     12.  Effects of the Offer on the Market for Shares; Registration under the Exchange       19
          Act
     13.  Certain Legal Matters; Regulatory Approvals ...................................      19
     14.  Certain Federal Income Tax Consequences .......................................      20
     15.  Extension of Offer; Termination; Amendment ....................................      22
     16.  Fees and Expenses .............................................................      23
     17.  Miscellaneous .................................................................      23
SCHEDULE A  Certain Transactions Involving Shares ........................................    A-1

                                    SUMMARY

     THIS GENERAL SUMMARY IS SOLELY FOR THE CONVENIENCE OF THE COMPANY'S SHAREHOLDERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF, AND MORE SPECIFIC DETAILS CONTAINED IN, THIS OFFER TO PURCHASE.

Purchase Price........   The Company will select a single Purchase Price,
                         which will be not more than $19.50 nor less than $17.00 net per Share. All Shares purchased by the Company will be purchased at the Purchase Price, even if such Shares were tendered at or below the Purchase Price. Each shareholder desiring to tender Shares must specify in the Letter of Transmittal the minimum price (not more than $19.50 nor less than $17.00 net per Share) at which such shareholder is willing to have his or her Shares purchased by the Company.

Number of Shares to be
 Purchased............   5,000,000 Shares (or such lesser number of Shares as
                         are properly tendered).

How to Tender Shares...  See Section 3. Call the Information Agent or the
                         Dealer Manager or consult your
                         broker for assistance.

Brokerage
 Commissions...........  None for shareholders who have Shares registered in their own names and who tender directly to the Depositary. A tendering shareholder who holds securities with such shareholder's broker or bank may be required by such institution to pay a service charge or other fee.

Stock Transfer Tax....   None, if payment is made to the registered holder.

Expiration and Proration
 Dates................   Tuesday, September 22, 1998, at 5:00 P.M., New York
                         City time, unless extended
                         by the Company.

Payment Date..........   As soon as practicable after the expiration of the
                         Offer.

Position of the Company
 and its Directors....   Neither the Company nor its Board of Directors makes
                         any recommendation to any shareholder as to whether to tender or refrain from tendering Shares.

Withdrawal Rights.....   Tendered Shares may be withdrawn at any time prior to
                         5:00 P.M., New York City time, on Tuesday, September
                         22, 1998, unless the Offer is extended by the Company, and, unless previously purchased, after 12:00 Midnight, New York City time, on Wednesday, October 21, 1998. See
                         Section 4.

Third Quarter
 Dividend..............  All shareholders of record at the close of business on
                         September 15, 1998, will be entitled to the third quarter dividend of $.09 per share to be paid on October 1, 1998, regardless whether such shareholders tender their Shares pursuant to the Offer before or after the record date.

Odd Lots..............   There will be no proration of Shares tendered by any
                         shareholder owning beneficially fewer than 100 Shares who properly tenders all Shares owned, and does not properly withdraw any Shares owned, prior to the Proration Date at prices at or below the Purchase Price and who checks the "Odd Lots" box in the Letter of Transmittal. See Section 1.

Further Developments
 Regarding the Offer...  Call the Information Agent or the Dealer Manager or
                         consult your broker.







                                      S-1
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                     (This Page Intentionally Left Blank)

TO THE HOLDERS OF COMMON STOCK OF ALBEMARLE CORPORATION:


                                 INTRODUCTION

     Albemarle Corporation, a Virginia corporation (the "Company"), invites its shareholders to tender shares of its common stock, $.01 par value per share (the "Shares"), at prices not in excess of $19.50 nor less than $17.00 net per Share, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (or similar materials distributed to participants in the Savings Plan for the Employees of Albemarle Corporation), which together constitute the "Offer." The Company will determine the single per Share price, not in excess of $19.50 nor less than $17.00 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 5,000,000 Shares (or such lesser number of Shares as are properly tendered). All Shares acquired in the Offer will be acquired at the Purchase Price. All Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tender will be returned. The Company reserves the right, in its sole discretion, to purchase more than 5,000,000 Shares pursuant to the Offer. See Section 15.

     THIS OFFER IS NOT CONDITIONED UPON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

     Upon the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 5,000,000 Shares are properly tendered at or below the Purchase Price and not properly withdrawn, the Company will buy Shares first from all Odd Lot Holders (as defined in Section 1) who properly tendered all their Shares at or below the Purchase Price (and did not properly withdraw them prior to the expiration of the Offer) and then on a PRO RATA basis from all other shareholders who properly tendered at prices at or below the Purchase Price (and did not properly withdraw them prior to the expiration of the Offer). See Section 1. All stock certificates representing Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and not properly withdrawn and Shares not purchased because of proration or conditional tenders, will be returned at the Company's expense to the shareholders who tendered such Shares.

     The Purchase Price will be paid net to the tendering shareholder in cash for all Shares purchased. Registered shareholders who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees to the Dealer Manager, Information Agent or the Depositary or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. A tendering shareholder who holds securities with such shareholder's broker or bank may be required by such institution to pay a service charge or other fee. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE
SECTION 3. The Company will pay all fees and expenses of Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or the "Dealer Manager"), Harris Trust and Savings Bank (the "Depositary") and Corporate Investor Communications, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     Shareholders who are participants in the Albemarle Corporation Dividend Reinvestment and Stock Purchase Plan (the "Dividend Reinvestment Plan") may instruct Harris Trust and Savings Bank, as administrator under the Dividend Reinvestment Plan, to tender part or all of the Shares attributed to such participant's account and in each case must specify the price or prices at which such Shares are to be tendered. See Section 3.

     The Savings Plan for the Employees of Albemarle Corporation (the "Savings Plan") holds Shares (approximately 7.7% of the outstanding Shares) in accounts for participants in the Savings Plan. Merrill Lynch Trust Company (the "Savings Plan Trustee"), serves as trustee for the Savings Plan. Under the terms of the Savings Plan, a participant may instruct the Savings Plan Trustee to tender all or part of the Shares allocated to one or more of the participant's accounts and, in such case, must specify the price at which such Shares are to be tendered. See Section 3. The special Odd Lot purchase rules described below do not apply to any Shares held in a Savings Plan account. See Section 1.

     As of July 31, 1998, the Company had issued and outstanding 52,797,116 Shares and had reserved 1,140,295 Shares for issuance upon exercise of currently exercisable outstanding stock options. The 5,000,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 9.5% of the outstanding Shares. The Shares are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "ALB." On August 21, 1998, the last full trading day on the NYSE prior to the announcement and commencement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $17.4375. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 8.


                                   THE OFFER

   1. NUMBER OF SHARES; PRORATION.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase up to 5,000,000 Shares or such lesser number of Shares as are properly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at prices not in excess of $19.50 nor less than $17.00 net per Share in cash. The term "Expiration Date" means 5:00 P.M., New York City time, on Tuesday, September 22, 1998, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 15 for a description of the Company's right to extend, delay, terminate or amend the Offer. The Company reserves the right to purchase more than 5,000,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding shares without amending or extending the Offer. See Section 15. In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration, except for Odd Lots as explained below. The proration period expires on the Expiration Date.

     The Company will select the lowest Purchase Price that will allow it to buy 5,000,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $19.50 nor less than $17.00 net per Share). All Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, subject to the terms and the conditions of the Offer, including the proration and conditional tender provisions. All Shares purchased in the Offer will be purchased at the Purchase Price.

     THE OFFER IS NOT CONDITIONED UPON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

     In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must specify the price, not in excess of $19.50 nor less than $17.00 net per Share, at which they are willing to sell their Shares to the Company. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price that it will pay for Shares properly tendered pursuant to the Offer and not withdrawn, taking into account the number of Shares tendered and the prices specified by tendering shareholders. The Company intends to select the lowest Purchase Price, not in excess of $19.50 nor less than $17.00 net per Share in cash, that will enable it to purchase 5,000,000 Shares (or such lesser number of Shares as are properly tendered) pursuant to the Offer. Shares properly tendered pursuant to the Offer at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, subject to the terms and conditions of the Offer, including the proration and conditional tender provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tender, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

     PRIORITY OF PURCHASES. Upon the terms and subject to the conditions of the Offer, if more than 5,000,000 Shares have been properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares on the basis set forth below:

      (a) FIRST, all Shares properly tendered and not properly withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined below) who:

         (1) tenders all Shares beneficially owned by such Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all Shares owned by such shareholder will not qualify for this preference); and

         (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

      (b) SECOND, after purchase of all of the foregoing Shares, all Shares conditionally tendered in accordance with Section 6, for which the condition was satisfied, and all other Shares tendered properly and unconditionally, in each case, at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, on a PRO RATA basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below; and

      (c) THIRD, if necessary, Shares conditionally tendered, for which the condition was not satisfied, at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, selected by random lot in accordance with Section 6.

     ODD LOTS. For purposes of the Offer, the term "Odd Lots" shall mean all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person (an "Odd Lot Holder") who owned, beneficially or of record, an aggregate of fewer than 100 Shares (and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery), excluding participants in the Savings Plan. In order to qualify for this preference, an Odd Lot Holder must tender all such Shares owned in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder who has Shares registered in his own name and who tenders directly to the Depositary would not only avoid the payment of brokerage commissions but also would avoid any applicable odd lot discounts in a sale of such Shares. A tendering shareholder who holds securities with such shareholder's broker or bank may be required by such institution to pay a service charge or other fee. Any Odd Lot Holder wishing to tender all of such shareholder's Shares pursuant to this Section should complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

     The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any shareholder who tendered all Shares owned, beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own, beneficially or of record, an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of the right.

     The special Odd Lot purchase rules described above do not apply to any Shares held in a Savings Plan account.

     PRORATION. In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares, other than Odd Lot Holders, shall be based on the ratio of the total number of Shares the Company desires to purchase to the total number of Shares tendered by all shareholders, other than Odd Lot Holders, at or below the Purchase Price, subject to the conditional tender provisions described in Section 6. Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not withdrawn, and because of the Odd Lot procedure, the Company does not expect that it will be able to announce the final proration factor, if required, or to commence payment for any Shares purchased pursuant to the Offer until approximately three NYSE trading days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent or the Dealer Manager and may be able to obtain such information from their brokers.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     Some of the information presented in the Offer, including the following discussion, includes forward-looking comments within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that could cause actual results to differ from expectations include, without limitation, the timing of orders received from customers, the gain or loss of significant customers, competition from other manufacturers, changes in the demand for or changes in the cost of the Company's products, changes in the market in general, fluctuations in foreign currencies and significant changes in new product introduction resulting in an increase in capital project requests and approvals leading to additional capital spending.

     The Board of Directors believes that the purchase of Shares pursuant to the Offer constitutes an attractive investment at this time and that such purchase of Shares is unlikely to have an adverse effect on any possible acquisitions or capital projects that may be anticipated in the next twelve months.

     The Board of Directors took into account that the purchase of 5,000,000 Shares would represent the retirement of approximately 9.5% of its outstanding Shares at an aggregate cost of approximately $97,500,000 (before transaction fees and other expenses) if the Offer were fully subscribed and the purchase of Shares were made at the maximum per Share price. The purchase of Shares in the Offer will be financed through a borrowing under the Company's revolving credit facilities.

     The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price or prices (not in excess of $19.50 nor less than $17.00 per Share) at which they are willing to sell their Shares and subject to the terms and conditions of the Offer, to sell those Shares for cash without the usual transaction costs associated with market sales. In addition, registered shareholders owning fewer than 100 Shares who tender directly to the Depositary whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd lot discounts payable on a sale of their Shares in a NYSE transaction. The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus in the Company's future earnings and assets, subject to increased risks arising from a lower shareholders' equity resulting from the purchase of Shares by the Company, and subject to the Company's right to issue additional Shares and other equity securities in the future, subject to certain limitations.

     The Company has been advised that none of its directors or executive officers intends to tender any Shares pursuant to the Offer. See Section 11. As of July 31, 1998, Bruce C. Gottwald and Floyd D. Gottwald, Jr., who are brothers, together with members of their immediate families (collectively, the "Gottwalds"), as a group beneficially owned an aggregate of 18,272,050 Shares representing approximately 34.6% of the outstanding Shares, assuming the exercise by such persons of their currently exercisable options. The Gottwalds have advised the Company that they do not intend to tender any Shares pursuant to the Offer. If the Company purchases 5,000,000 Shares pursuant to the Offer, then after the purchase of such Shares, the Gottwalds would own beneficially approximately 38.2% of the outstanding Shares, assuming the exercise by such persons of their currently exercisable options. The Virginia Stock Corporation Act provides that plans of merger or share exchanges require the affirmative vote of more than two-thirds of each class of outstanding voting stock of corporations organized in Virginia. Therefore, the Gottwalds are in a position to veto such a transaction.

     NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES AND NONE OF THEM HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER.

     The Company may in the future purchase additional Shares in the open market, in private transactions, through tender offers or otherwise. Any such purchases may be on the same terms or on terms that are more or less favorable to shareholders than the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. By prior action of the Board of Directors, the Company currently has the authority to purchase from time to time up to approximately 3,500,000 additional Shares. Any possible future purchases by the

Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

     Shares the Company acquires pursuant to the Offer will be restored to the status of authorized and unissued Shares and will be available for the Company to issue without further shareholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for reissuance of the Shares repurchased pursuant to the Offer.

   3. PROCEDURES FOR TENDERING SHARES.

     PROPER TENDER OF SHARES. For Shares to be tendered properly pursuant to the Offer, (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) including any required signature guarantees and any other documents required by the Letter of Transmittal, must be received prior to 5:00 P.M., New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase, or (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, SHAREHOLDERS DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $0.125) AT WHICH THEIR SHARES ARE BEING TENDERED. Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. IN ORDER TO PROPERLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

     In addition, if certificates representing Shares that are to be tendered have been lost or destroyed, shareholders must complete the box captioned "Description of Shares Tendered" on the Letter of Transmittal. The shareholder then will be instructed by the Depositary as to the steps that must be taken in order to replace the certificate(s). In order to avoid any delay, such shareholder should call Harris Trust and Savings Bank at (312) 765-8321.

     Also, Odd Lot Holders who tender all such Shares must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

     SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required (i) if the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if Shares are tendered for the account of a firm or other entity that is a member in good standing of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guaranteed Program or the Stock Exchange Medallion Program (each such entity being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in each case, signed exactly as the name of the registered holder appears on the certificate or stock power and guaranteed by an Eligible Institution.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date or (ii) the guaranteed delivery procedure described below must be followed. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL. The Internal Revenue Service (the "Service") may impose a penalty on a tendering shareholder who fails to provide a correct TIN. Certain shareholders (including, among others, all corporations and certain foreign shareholders) are not subject to backup withholding. Foreign shareholders (as defined below) may be required to submit Form W-8, certifying non-United States status, to avoid backup withholding. See Instructions 14 and 15 of the Letter of Transmittal. For a discussion of certain federal income tax consequences to tendering shareholders, see Section 14.

     WITHHOLDING FOR FOREIGN SHAREHOLDERS. Even if a foreign shareholder has provided the required certification to avoid backup withholding, the Depositary will withhold federal income taxes equal to 30% of the gross payments payable to a foreign shareholder or his agent unless the Depositary determines that an exemption from or a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business in the United States (as defined in applicable Treasury Regulations). For this purpose, a "foreign shareholder" is a beneficial owner of shares that is not a "U.S. Holder." A U.S. Holder is a beneficial owner that is (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any State, including the District of Columbia, (iii) any estate the income of which is subject to United States federal income taxation regardless of the source of such income and (iv) a trust if a United States court is able to exercise primary supervision over administration of the trust and one or more United States fiduciaries have authority to control all substantial decisions of the trust. In order to obtain an exemption from or a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the Depositary a properly completed Form 1001. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly completed Form 4224. The Depositary will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or an exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., Form 1001 or Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets one of the three tests for sale treatment described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding.

     GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

      (a) such tender is made by or through an Eligible Institution;

      (b) the Depositary receives by hand, mail, telegram or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (specifying the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution; and

      (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

     If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to such shareholder.

     DIVIDEND REINVESTMENT PLAN. Shares credited to participants' accounts under the Dividend Reinvestment Plan will be tendered by Harris Trust and Savings Bank, as administrator, according to instructions provided to the administrator from participants in the Dividend Reinvestment Plan. Shares for which the administrator has not received timely instructions from participants will not be tendered. The administrator will make available to the participants in the Dividend Reinvestment Plan all documents furnished to shareholders generally in connection with the Offer. Because the Depositary for the Offer also acts as administrator of the Dividend Reinvestment Plan, participants in the Dividend Reinvestment Plan may use the Letter of Transmittal to instruct the administrator regarding the Offer by completing the box entitled "Dividend Reinvestment Plan Shares." Each participant may direct that all, some or none of the Shares credited to the participant's account under the Dividend Reinvestment Plan be tendered and the price at which such participant's Shares are to be tendered. Participants in the Dividend Reinvestment Plan are urged to read the Letter of Transmittal and related materials carefully.

     If a participant tenders all of his or her Dividend Reinvestment Plan Shares and all such Shares are purchased by the Company pursuant to the Offer, such tender will be deemed to be authorization and written notice to Harris Trust and Savings Bank of termination of such shareholder's participation in the Dividend Reinvestment Plan.

     SAVINGS PLAN. Participants in the Savings Plan who wish to have the Savings Plan Trustee tender all or part of the Shares allocated to their accounts should so indicate by following the instructions contained in the memorandum furnished to such participants. PARTICIPANTS IN THE SAVINGS PLAN MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF THE SAVINGS PLAN SHARES, BUT MUST FOLLOW THE INSTRUCTIONS CONTAINED IN THE MEMORANDUM TO PARTICIPANTS IN THE SAVINGS PLAN. SAVINGS PLAN PARTICIPANTS ARE URGED TO READ THE MEMORANDUM AND RELATED MATERIALS CAREFULLY. ANY SAVINGS PLAN SHARES TENDERED BUT NOT PURCHASED WILL BE RETURNED TO THE PARTICIPANT'S SAVINGS PLAN ACCOUNT.

     DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of Shares to be accepted, the price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

     TENDERING SHAREHOLDER'S REPRESENTATION AND WARRANTY; COMPANY'S ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that (a) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire such Shares for tender by conversion, exchange or exercise, and (ii) will deliver or cause to be delivered such Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

   4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Wednesday, October 21, 1998.

     For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the name of the registered holder, if different from that of the person who tendered such Shares, the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry tender set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding.

     Withdrawals may not be rescinded and any Shares withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn Shares are properly retendered prior to the Expiration Date by following one of the procedures described in Section 3.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

   5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company (i) will determine the Purchase Price it will pay for the Shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering shareholders and (ii) will accept for payment and pay for (and thereby purchase) Shares properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares that are tendered at or below the Purchase Price and not withdrawn (subject to the proration and conditional tender provisions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date the Company will accept for payment and pay a single per Share Purchase Price for 5,000,000 Shares (subject to increase or decrease as provided in Section 15) or such lesser number of Shares as are properly tendered at prices not in excess of $19.50 nor less than $17.00 net per Share and not properly withdrawn as permitted in Section 4.

     The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

     In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately three NYSE trading days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tender, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered such Shares) to the tendering shareholder at the Company's expense as promptly as practicable after the Expiration Date without expense to the tendering shareholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

     The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO SEE SECTION 3 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN SHAREHOLDERS.

   6. CONDITIONAL TENDER OF SHARES.

     Under certain circumstances set forth in Section 1 above, the Company may prorate the number of Shares purchased pursuant to the Offer. As discussed in
Section 14, the number of Shares to be purchased from a particular shareholder might affect the tax consequences to such shareholder of such purchase and such shareholder's decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number, if any, must be purchased, and any shareholder wishing to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering shareholder's responsibility to calculate such minimum number of Shares and each shareholder is urged to consult his or her own tax advisor. If the effect of accepting tenders on a pro rata basis is to reduce the number of Shares to be purchased from any shareholder below the minimum number so specified, such tender will automatically be deemed withdrawn, except as provided in the next paragraph, and Shares tendered by such shareholder will be returned as soon as practicable after the Expiration Date.

     However, if so many conditional tenders would be deemed withdrawn that the total number of Shares to be purchased falls below 5,000,000 Shares, then, to the extent feasible, the Company will identify conditional tenders from shareholders who tender all of their Shares and will select enough of such conditional tenders, which would otherwise have been deemed withdrawn, to purchase such desired number of Shares. In selecting among such conditional tenders, the Company will select by random lot.

     IN THE EVENT OF PRORATION, ANY SHARES TENDERED PURSUANT TO A CONDITIONAL TENDER FOR WHICH THE MINIMUM REQUIREMENTS ARE NOT SATISFIED MAY NOT BE ACCEPTED AND WILL THEREBY BE DEEMED WITHDRAWN.

   7. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after August 24, 1998, and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's sole judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

      (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or (ii) in the Company's sole judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

      (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

      (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares; (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10 percent measured from the close of business on August 21, 1998;

      (d) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Gottwalds, the Dividend Reinvestment Plan or the Savings Plan, shall have acquired or proposed to acquire beneficial ownership of more than five percent of the outstanding Shares, or any new group shall have been formed that beneficially owns more than five percent of the outstanding Shares;

      (e) any change or changes shall have occurred in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of the Company or its subsidiaries that, in the Company's sole judgment, is or may be material to the Company or its subsidiaries; or

      (f) any conditions in the Senior Credit Facility described in Section 9 below relating to the borrowing of funds to purchase the Shares shall not have been satisfied or waived.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding.

   8. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed and traded on the NYSE under the symbol "ALB." The following table sets forth, for the periods indicated, the high and low intraday per share sales prices on the NYSE Composite Tape as compiled from published financial sources and the cash dividends paid, or to be paid, per share in each such fiscal quarter.




FISCAL YEAR                                                HIGH            LOW         DIVIDENDS
------------                                          -------------   -------------   ----------
1996:
    1st Quarter ...................................    $  22.750       $  17.250       $  .055
    2nd Quarter ...................................       24.125          18.250          .055
    3rd Quarter ...................................       19.250          14.375          .055
    4th Quarter ...................................       19.125          15.500          .070
1997:
    1st Quarter ...................................       20.000          17.875          .070
    2nd Quarter ...................................       21.500          17.375          .070
    3rd Quarter ...................................       27.250          20.8125         .070
    4th Quarter ...................................       26.750          21.875          .090
1998:
    1st Quarter ...................................       25.9375         21.125          .090
    2nd Quarter ...................................       26.1875         21.3125         .090
    3rd Quarter (through August 21, 1998) .........       25.0625         16.8125         .090

     On August 21, 1998, the last full trading day on the NYSE prior to the announcement and commencement of the Offer, the closing per share sales price on the NYSE Composite Tape was $17.4375. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     The Company's Board of Directors has declared a dividend of $.09 per share to holders of record of the Company's common stock at the close of business on September 15, 1998, to be paid on October 1, 1998. All shareholders of record at the close of business on September 15, 1998, regardless whether such shareholders tender their Shares pursuant to the Offer either before or after such date, will be entitled to receive such dividend when it is paid.

   9. SOURCE AND AMOUNT OF FUNDS.

     Assuming the Company purchases 5,000,000 Shares pursuant to the Offer at a price of $17.00 net per Share or $19.50 per Share, the total amount required by the Company to purchase such Shares will be $85,000,000 or $97,500,000, respectively. Including the estimated transaction fees and other expenses of $600,000, a total of $85,600,000 or $98,100,000, respectively, will be funded with additional long-term debt.

     The funding required to purchase the Shares will be provided by borrowing such amount under the Company's existing $500,000,000 unsecured Competitive Advance and Revolving Credit Facility Agreement (the "Senior Credit Facility").


     The Senior Credit Facility contains a number of covenants, representations and events of default typical of a credit facility of this size and nature, including financial covenants requiring the Company to maintain consolidated indebtedness (as defined therein) of not more than 60% of the sum of the Company's consolidated shareholders' equity (as defined therein) and consolidated indebtedness. The Company has been in compliance with the covenants in the Senior Credit Facility.

   10. CERTAIN INFORMATION CONCERNING THE COMPANY.


GENERAL.

     DESCRIPTION OF BUSINESS. The Company is incorporated in Virginia and is a major producer of specialty and fine chemicals including polymer intermediates, cleaning product intermediates and additives, agricultural chemical intermediates, pharmaceutical intermediates, and bulk actives, catalysts, brominated flame retardants, bromine chemicals and potassium and chlorine chemicals. The Company has about 2,700 employees.

     The following discussion of the Company's businesses is discussed more fully in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

     MANUFACTURING. The Company manufactures a broad range of chemicals, most of which are additives to or intermediates for plastics, polymers and elastomers, cleaning products, agricultural compounds, pharmaceuticals, photographic chemicals, drilling compounds and biocides. Most sales of the Company's products are made directly to manufacturers of the aforementioned products, including chemical and polymer companies, pharmaceutical companies, cleaning product manufacturers, paper and photographic companies, drilling companies and water treatment companies.

     The Company produces the majority of its products in the United States, but also has a significant production facility in France and also has aluminum alkyls produced for it by Amoco at the Company's former Feluy, Belgium plant. The processes and technology for most of these products were developed in the Company's or its predecessor's research and development laboratories. Aluminum aklyls are used as cocatalysts in the production of polyolefins, such as polyethylene and polypropylene, elastomers, alpha olefins such as hexene, octene, and decene, and organotin heat stabilizers, and in the preparation of organic intermediates.

     BUSINESS UNITS. The Company conducts its worldwide chemicals operations through two global business units-Polymer Chemicals and Fine Chemicals.

     POLYMER CHEMICALS. The Polymer Chemicals business produces a broad range of chemicals, including flame retardants, catalysts, polymer curatives and antioxidants.

     The Company has continued to expand and debottleneck its production capacity at Pasadena, Texas, and Orangeburg, S.C. It has also strengthened its supply chain for methylaluminoxane ("MAO"), a cocatalyst used in metallocene catalyst systems, by increasing capacity for MAO and for the key raw materials needed to make MAO. The Company has continued to build its organometallics base and expand the portfolio of products and capabilities it offers its customers pursuing the development and commercialization of metallocene-based polymers.

     The Company is expanding its efforts in polymer curatives, products used to control polyurethane and epoxy system polymerization. Also produced are antioxidants and alkylated hindered phenolics that are used to maintain the performance integrity of thermoplastic resins.

     FINE CHEMICALS. Products of the Fine Chemicals business include elemental bromine, alkyl bromides, inorganic bromides, a number of bromine fine chemicals, and pharmachemical and agrichemical intermediates. Applications for these products primarily exist in chemical synthesis, oil and gas well drilling and completion fluids, water purification, glass making, cleaning products, soil fumigation and chemical intermediates for pharmaceutical, photographic and agricultural chemicals. Products originally a part of what was the olefins and alcohols businesses but not sold to Amoco, are included as a part of Fine Chemicals. These products include tertiary amines for surfactants and biocides, disinfectants and sanitizers; zeolite A (sodium alumina silicate) used as a phosphate replacement in laundry detergent builders; and alkenyl succinic anhydride (ASA) used in paper-sizing formulations. These products have many varied customers. They are sold to suppliers for use in household, institutional and industrial cleaners, personal care products and industrial products.

     The Company's primary bulk actives, ibuprofen and naproxen, are widely-used pharmaceuticals that provide fever reduction and temporary relief of aches and pains and menstrual cramps. Bulk ibuprofen is formulated into tablets by pharmaceutical companies who sell to customers in both the prescription and over-the-counter markets. Ibuprofen products account for more than 25% of the U.S. over-the-counter analgesic market. They compete against other painkillers containing aspirin, acetaminophen, ketoprofen and naproxen. The Company is one of the world's largest producers of bulk ibuprofen. In 1997, the Company started commercial production of bulk naproxen with initial sales commencing in the U.S. only after customers obtained U.S. Food and Drug Administration ("FDA") approval.

     Agricultural intermediates are sold to chemical companies that supply finished products to farmers, governments and others. These products include orthoalkylated anilines for the acetanilide family of pre-emergent herbicides used on corn, soybeans and other crops, and organophosphorus products for insecticide use.

     The Company's subsidiary Albemarle PPC ("APPC") operates a plant in Thann, France. APPC is one of the world's largest producers of organic and inorganic brominated compounds used mainly in pharmaceutical, photographic and agricultural chemical intermediates. APPC also operates an electrolysis unit to produce high-purity caustic potash and potassium carbonate used in the glass, water treatment, cleaning product and food industries. APPC strengthens the Company's position in Fine Chemicals and provides substantial additional manufacturing and research and development capabilities in Europe.

     The Company operates on a worldwide basis with (i) a manufacturing plant located in France in addition to facilities in the United States, (ii) offices and distribution terminals in Belgium, France, Japan and Singapore as well as the United States and (iii) offices in Hong Kong and Beijing, China. The Company has no significant assets in countries in which those assets would be deemed to be exposed to substantial risk.


CERTAIN FINANCIAL INFORMATION.

     FINANCIAL HIGHLIGHTS. Set forth on page 14 are certain financial highlights of the Company and its subsidiaries. The historical financial information was derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Company's 1997 Annual Report"), and from the unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998 (the "Company's 1998 Quarterly Report"), each of which is incorporated herein by reference, as well as other information and data contained in the Company's 1997 Annual Report and the Company's 1998 Quarterly Report. The pro forma information is as set forth on pages 15 through 18 of this Offer to Purchase.

     More comprehensive financial information is included in the Company's 1997 Annual Report and the Company's 1998 Quarterly Report. The financial information which follows should be read in conjunction with all of the financial statements and related notes contained therein, copies of which may be obtained as set forth under the caption "Additional Information."

                             FINANCIAL HIGHLIGHTS

     The following financial highlights for the six months ended June 30, 1998, and the year ended December 31, 1997, summarize selected items from the "Selected Unaudited Pro Forma Consolidated Financial Information" and should be read in conjunction with, and not as a substitute for, the more detailed "Selected Unaudited Pro Forma Consolidated Financial Information."




                                                             FOR THE SIX MONTHS ENDED     FOR THE YEAR ENDED
                                                                   JUNE 30, 1998          DECEMBER 31, 1997
                                                                     UNAUDITED                UNAUDITED
                                                            --------------------------   -------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND
                                                                                 RATIOS)
Net sales (Historical) ..................................           $ 419,252                 $ 829,850
Net income:
 Historical .............................................              44,460                    79,982
 Pro Forma for the Offer at $17.00 net per Share.........              42,868                    76,794
 Pro Forma for the Offer at $19.50 per Share.............              42,638                    76,303
Earnings per share:
 Basic:
   Historical ...........................................                 .83                      1.45
   Pro Forma for the Offer at $17.00 net per Share.......                 .89                      1.53
   Pro Forma for the Offer at $19.50 per Share...........                 .88                      1.52
 Diluted:
   Historical ...........................................                 .83                      1.44
   Pro Forma for the Offer at $17.00 net per Share.......                 .88                      1.52
   Pro Forma for the Offer at $19.50 per Share...........                 .87                      1.51
 Ratio of earnings to fixed charges: (1)
   Historical ...........................................               14.85                     18.35
   Pro Forma for the Offer at $17.00 net per Share.......                9.73                     10.65
   Pro Forma for the Offer at $19.50 per Share...........                9.27                     10.00
 Long-term debt (excluding current portion):
   Historical ...........................................           $  83,027                 $  91,414
   Pro Forma for the Offer at $17.00 net per Share.......             168,627                   177,014
   Pro Forma for the Offer at $19.50 per Share...........             181,127                   189,514
 Shareholders' equity:
   Historical ...........................................             525,120                   517,336
   Pro Forma for the Offer at $17.00 net per Share.......             439,520                   431,736
   Pro Forma for the Offer at $19.50 per Share...........             427,020                   419,236
 Total long-term debt as a % of total capitalization:(2)
   Historical ...........................................               13.71%                    15.07%
   Pro Forma for the Offer at $17.00 net per Share.......               27.77%                    29.12%
   Pro Forma for the Offer at $19.50 per Share...........               29.83%                    31.17%

---------
(1) The ratios of earnings to fixed charges were computed by dividing pretax income before fixed charges by the amount of the fixed charges. Earnings consist of pretax income, to which has been added fixed charges. Fixed charges consist of interest expense, other debt related expenses and a portion of rent expense approximating the interest factor.

(2) Total long-term debt as a percentage of total capitalization was computed by dividing total long-term debt (including the current portion) by the sum of total long-term debt (including the current portion) and total shareholders' equity.

        SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following information includes certain historical and pro forma consolidated financial information related to the Company. Historical financial information was excerpted or derived from the audited consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and from the unaudited consolidated financial statements contained in the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 1998. The historical information should be read in conjunction with the financial information and related notes contained therein, copies of which may be obtained as set forth under the caption "Additional Information."

     The unaudited pro forma consolidated financial position data of the Company as of June 30, 1998 and December 31, 1997, and the unaudited pro forma consolidated results of operations for the six months ended June 30, 1998 and year ended December 31, 1997, are presented for both the high and low prices of the Offer.

     The unaudited pro forma consolidated financial position data for the Offer assumes that, on June 30, 1998, and December 31, 1997, the Company acquired 5,000,000 Shares at prices of $17.00 and $19.50 per share, respectively, for total purchase prices of $85,000,000 and $97,500,000, respectively, which when added to the transaction fees and other costs of $600,000 equals $85,600,000 and $98,100,000, respectively, the aggregate pro forma cost of the repurchased Shares and the amount of additional long-term debt.

     The unaudited pro forma consolidated results of operations assume that the Offer occurred on January 1, 1997.

     The pro forma consolidated financial information of the Company is presented for informational purposes only, is unaudited and does not purport to be indicative of the future results or the consolidated financial position of the Company or the consolidated net income and consolidated financial position that would actually have been attained had the pro forma transactions occurred on the dates or for the periods indicated. This information should be read in conjunction with the historical consolidated financial statements of Albemarle Corporation and subsidiaries incorporated by reference from the Company's Annual Report and Form 10-K for the year ended December 31, 1997, and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 referred to above.

         SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
                AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998



                                                                                        PRO FORMA FOR SHARE
                                                                                             REPURCHASE
                                                                                  --------------------------------
                                                                                      ASSUMED          ASSUMED
                                                                                   $17.00/SHARE      $19.50/SHARE
                                                                                     PURCHASE          PURCHASE
                                                                    HISTORICAL         PRICE            PRICE
                                                                   ------------   --------------   ---------------
RESULTS OF OPERATION:
Net sales ......................................................     $419,252       $ 419,252        $ 419,252
Cost of goods sold .............................................      285,253         285,253          285,253
                                                                     --------       ---------        ---------
Gross profit ...................................................      133,999         133,999          133,999
Selling, general and administrative expenses ...................       53,664          53,664           53,664
Research and development expenses ..............................       13,943          13,943           13,943
                                                                     --------       ---------        ---------
Operating profit ...............................................       66,392          66,392           66,392
Interest and financing expenses ................................        1,707           4,206(1)         4,568(1)
Other income, net ..............................................       (1,182)         (1,182)          (1,182)
                                                                     --------       -----------      -----------
Income before income taxes .....................................       65,867          63,368           63,006
Income taxes ...................................................       21,407          20,500(1)        20,368(1)
                                                                     --------       -----------      -----------
Net income .....................................................     $ 44,460       $  42,868        $  42,638
                                                                     ========       ===========      ===========
Basic earnings per share (1) ...................................     $    .83       $     .89        $     .88
                                                                     ========       ===========      ===========
Shares used to compute basic earnings per share (1) ............       53,269          48,269           48,269
                                                                     ========       ===========      ===========
Diluted earnings per share (1) .................................     $    .83       $     .88        $     .87
                                                                     ========       ===========      ===========
Shares used to compute diluted earnings per share (1) ..........       53,831          48,831           48,831
                                                                     ========       ===========      ===========
Ratio of earnings to fixed charges (3) .........................        14.85            9.73             9.27
                                                                     ========       ===========      ===========
FINANCIAL POSITION:
Assets:
 Cash and cash equivalents .....................................     $ 43,091       $  43,091        $  43,091
 Other current assets ..........................................      260,033         260,033          260,033
 Net property, plant & equipment ...............................      495,928         495,928          495,928
 Other assets and deferred charges .............................       84,147          84,147           84,147
 Goodwill and other intangibles - net of amortization ..........       16,502          16,502           16,502
                                                                     --------       -----------      -----------
   Total assets ................................................     $899,701       $ 899,701        $ 899,701
                                                                     ========       ===========      ===========
Liabilities and shareholders' equity:
 Total current liabilities .....................................     $119,643       $ 119,643        $ 119,643
 Long-term debt (1) (2) ........................................       83,027         168,627          181,127
 Other noncurrent liabilities ..................................       72,903          72,903           72,903
 Deferred income taxes .........................................       99,008          99,008           99,008
Shareholders' equity:
 Common stock (2) ..............................................          528             478              478
 Additional paid-in capital (2) ................................      192,415         106,865           94,365
 Accumulated other comprehensive loss ..........................       (2,111)         (2,111)          (2,111)
 Retained earnings .............................................      334,288         334,288          334,288
                                                                     --------       -----------      -----------
                                                                      525,120         439,520          427,020
                                                                     --------       -----------      -----------
   Total liabilities and shareholders' equity ..................     $899,701       $ 899,701        $ 899,701
                                                                     ========       ===========      ===========
Ending shares outstanding (1) ..................................       52,797          47,797           47,797
Book value per share (4) .......................................     $   9.95       $    9.20        $    8.93
Working capital ................................................      183,481         183,481          183,481
Long-term debt (excluding current portion) (1) (2) .............       83,027         168,627          181,127
Total long-term debt as a % of total capitalization (5) ........        13.71%          27.77%           29.83%

See accompanying notes to the unaudited pro forma consolidated financial information.

         SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
                 AS OF AND FOR THE YEAR ENDED DECEMBER 31,1997



                                                                                        PRO FORMA FOR SHARE
                                                                                             REPURCHASE
                                                                                  --------------------------------
                                                                                      ASSUMED          ASSUMED
                                                                                   $17.00/SHARE      $19.50/SHARE
                                                                                     PURCHASE          PURCHASE
                                                                    HISTORICAL         PRICE            PRICE
                                                                   ------------   --------------   ---------------
RESULTS OF OPERATION:
Net sales ......................................................     $829,850       $ 829,850        $ 829,850
Cost of goods sold .............................................      568,424         568,424          568,424
                                                                     --------       ---------        ---------
Gross profit ...................................................      261,426         261,426          261,426
Selling, general and administrative expenses ...................      109,273         109,273          109,273
Research and development expenses ..............................       31,446          31,446           31,446
                                                                     --------       ---------        ---------
Operating profit ...............................................      120,707         120,707          120,707
Interest and financing expenses ................................          719           5,739(1)         6,512(1)
Other income, net ..............................................         (917)           (917)            (917)
                                                                     --------       -----------      -----------
Income before income taxes .....................................      120,905         115,885          115,112
Income taxes ...................................................       40,923          39,091(1)        38,809(1)
                                                                     ========       ===========      ===========
Net income .....................................................     $ 79,982       $  76,794        $  76,303
                                                                     ========       ===========      ===========
Basic earnings per share (1) ...................................     $   1.45       $    1.53        $    1.52
                                                                     ========       ===========      ===========
Shares used to compute basic earnings per share (1) ............       55,164          50,164           50,164
                                                                     ========       ===========      ===========
Diluted earnings per share (1) .................................     $   1.44       $    1.52        $    1.51
                                                                     ========       ===========      ===========
Shares used to compute diluted earnings per share (1) ..........       55,668          50,668           50,668
                                                                     ========       ===========      ===========
Ratio of earnings to fixed charges (3) .........................        18.35           10.65            10.00
                                                                     ========       ===========      ===========
FINANCIAL POSITION:
Assets:
 Cash and cash equivalents .....................................     $ 34,322       $  34,322        $  34,322
 Other current assets ..........................................      262,414         262,414          262,414
 Net property, plant & equipment ...............................      496,640         496,640          496,640
 Other assets and deferred charges .............................       77,204          77,204           77,204
 Goodwill and other intangibles - net of amortization ..........       17,601          17,601           17,601
                                                                     --------       -----------      -----------
   Total assets ................................................     $888,181       $ 888,181        $ 888,181
                                                                     ========       ===========      ===========
Liabilities and shareholders' equity:
 Total current liabilities .....................................     $112,560       $ 112,560        $ 112,560
 Long-term debt (1) (2) ........................................       91,414         177,014          189,514
 Other noncurrent liabilities ..................................       69,704          69,704           69,704
 Deferred income taxes .........................................       97,167          97,167           97,167

Shareholders' equity:
 Common stock (2) ..............................................          539             489              489
 Additional paid-in capital (2) ................................      218,841         133,291          120,791
 Foreign currency translation adjustments ......................       (1,445)         (1,445)          (1,445)
 Retained earnings .............................................      299,401         299,401          299,401
                                                                     --------       -----------      -----------
                                                                      517,336         431,736          419,236
                                                                     --------       -----------      -----------
   Total liabilities and shareholders' equity ..................     $888,181       $ 888,181        $ 888,181
                                                                     ========       ===========      ===========
Ending shares outstanding (1) ..................................       53,887          48,887           48,887
Book value per share (4) .......................................     $   9.60        $   8.83        $    8.58
Working capital ................................................      184,176         184,176          184,176
Long-term debt (excluding current portion) (1) (2) .............       91,414         177,014          189,514
Total long-term debt as a % of total capitalization (5) ........        15.07%          29.12%           31.17%

See accompanying notes to the unaudited pro forma consolidated financial information.

                      NOTES TO SELECTED UNAUDITED PRO FORMA
                      CONSOLIDATED FINANCIAL INFORMATION

     (1) Pro forma adjustments to income statement data for the Offer relate to interest expense on pro forma borrowings of $85,600,000 and $98,100,000, respectively, assumed to be needed at January 1, 1997, to complete the assumed purchase of 5,000,000 Shares of common stock at prices of $17.00 and $19.50 per share, respectively, including estimated transaction costs and other expenses of $600,000. Pro forma adjustments to interest expense on long-term debt also reflect reduced dividend payments aggregating $1,500,000 for the year ended December 31, 1997 and aggregating $900,000 for the six month period ended June 30, 1998, due to 5,000,000 fewer shares outstanding. The amount of the reduction in dividends is assumed to have reduced outstanding debt under the Company's $500,000,000 unsecured Competitive Advance and Revolving Credit Facility Agreement (the "Senior Credit Facility"). Pro forma interest expense was calculated assuming the additional debt was financed under the Company's Senior Credit Facility bearing interest at LIBOR, as adjusted, based on the assumed changes in the Company's financial ratios resulting from the Offer. The average interest rate assumed on pro forma debt for the six months ended June 30, 1998, was 5.95% for both the $17.00 and $19.50 per share prices. The average interest rate assumed on pro forma debt for the year ended December 31, 1997, was 5.91% and 5.94% for the $17.00 and $19.50 per share prices, respectively.

     Pro forma income tax adjustments related to interest expense were recorded at an assumed combined domestic state and federal income tax rate of approximately 36.50% for the year ended December 31, 1997 and 36.30% for the six month period ended June 30, 1998 since all additional debt incurred to fund the Offer is assumed to be domestic debt. Shares used to compute earnings per share and ending Shares outstanding were decreased by the assumed purchase of 5,000,000 Shares.

     (2) Pro forma adjustments to long-term debt and shareholders' equity as of the balance sheet dates of $85,000,000 and $97,500,000, respectively, for the Offer are based on the Company's repurchase of 5,000,000 Shares at a $17.00 and $19.50 price per share, plus estimated transaction costs and other expenses of $600,000.

     (3) The ratios of earnings to fixed charges were computed by dividing pretax income before fixed charges by the amount of fixed charges. Earnings consist of pretax income, to which has been added fixed charges. Fixed charges consist of interest expense, other debt related expenses and a portion of rent expense approximating the interest factor.

     (4) Book value per share is calculated as total shareholders' equity at the end of the period divided by the number of common shares outstanding at the end of the period.

     (5) Total long-term debt as a percentage of total capitalization data were computed by dividing total long-term debt (including the current portion) by the sum of total long-term debt (including the current portion) and total shareholders' equity.

ADDITIONAL INFORMATION

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's equity securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an internet web site at http://www.sec.gov containing reports, proxy statements and other information regarding companies that file reports electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Shares are listed.

   11. INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of July 31, 1998, the Company had issued and outstanding 52,797,116 Shares and had reserved for issuance upon exercise of currently exercisable outstanding stock options 1,140,295 Shares. The 5,000,000 Shares that the Company is offering to purchase represents approximately 9.5% of the Shares then outstanding. As of July 31, 1998, the Company's directors and executive officers as a group (11 persons) beneficially owned an aggregate of approximately 9,877,441 Shares representing 18.7% of the outstanding Shares, assuming the exercise by such persons of their currently exercisable options. See "Purpose of the Offer; Certain Effects of the Offer" for a discussion of the Shares owned by the Gottwalds.

     Except as set forth in Schedule A, neither the Company, nor any subsidiary of the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the Shares during the 40 business days prior to the date hereof.

     Except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating to the Offer, directly or indirectly, with respect to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

   12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and is expected to reduce the number of shareholders. Nonetheless, the Company expects that there will be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE, the Company does not believe that its purchase of Shares pursuant to the Offer will cause the Company's remaining Shares to be delisted from the NYSE.

     The Shares are currently "margin securities" under the regulations of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

   13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 7.

   14. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     GENERAL. The federal income tax discussion set forth below summarizes the principal federal income tax consequences to U.S. Holders of sales of Shares pursuant to the Offer and is included for general information only. The discussion does not address all aspects of federal income taxation that may be relevant to a particular shareholder or any relevant foreign, state, local or other tax laws. Certain shareholders (including insurance companies, tax-exempt entities, foreign persons, financial institutions, broker dealers, employee benefit plans, personal holding companies, persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction or other than as a capital asset, and persons who acquired their Shares upon the exercise of employee stock options or as compensation) may be subject to special rules not discussed below. Foreign shareholders should see Section 3 for a discussion of the applicable United States withholding tax rules. This discussion is based on laws, regulations, rulings and court decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The Company has neither requested nor obtained a written opinion of counsel or a ruling from the Service with respect to the tax matters discussed below. EACH SHAREHOLDER IS URGED TO CONSULT AND RELY ON THE SHAREHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE SHAREHOLDER OF SELLING SHARES PURSUANT TO THE OFFER, INCLUDING THE APPLICATION OF FOREIGN, STATE, LOCAL OR OTHER TAX LAWS.

     A sale of Shares pursuant to the Offer will constitute a "redemption" under the Internal Revenue Code of 1986, as amended (the "Code"), and will be a taxable transaction for federal income tax purposes. If the redemption qualifies as a sale of Shares by a shareholder under Section 302 of the Code, the shareholder will recognize gain or loss equal to the difference between (i) the cash received pursuant to the Offer and (ii) the shareholder's tax basis in the Shares surrendered pursuant to the Offer. If the redemption does not qualify as a sale of Shares under Section 302, the shareholder will not be treated as having sold Shares but will be treated as having received a dividend taxable as ordinary income in an amount equal to the cash received pursuant to the Offer. As described below, whether a redemption qualifies for sale treatment will depend largely on the total number of the shareholder's Shares (including any Shares constructively owned by the shareholder) that are purchased. A shareholder desiring to obtain sale treatment therefore may want to make a conditional tender, as described in Section 6, to make sure that a minimum number of his or her Shares (if any) are purchased.

     SALE TREATMENT. Under Section 302 of the Code, a redemption of Shares pursuant to the Offer will be treated as a sale of such Shares for federal income tax purposes if such redemption (i) results in a "complete redemption" of all of the shareholder's stock in the Company, (ii) is "substantially disproportionate" with respect to the shareholder, or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder. In determining whether any of these three tests under Section 302 is satisfied, a shareholder must take into account not only Shares that the shareholder actually owns, but also any Shares that the shareholder is treated as owning pursuant to the constructive ownership rules of Section 318 of the Code. Under those rules, a shareholder generally is treated as owning (i) Shares owned by the shareholder's spouse, children, grandchildren and parents, (ii) Shares owned by certain trusts of which the shareholder is a beneficiary, in proportion to the shareholder's interest, (iii) Shares owned by any estate of which the shareholder is a beneficiary, in proportion to the shareholder's interest, (iv) Shares owned by any partnership or "S corporation" in which the shareholder is a partner or shareholder, in proportion to the shareholder's interest, (v) Shares owned by any non-S corporation of which the shareholder owns at least 50% in value of the stock in proportion to the shareholder's interest, and (vi) Shares that the shareholder has an option or similar right to acquire. A shareholder that is a partnership or S corporation, estate, trust or non-S corporation is treated as owning stock owned (as the case may be) by partners or S corporation shareholders, by estate beneficiaries, by certain trust beneficiaries, and by 50% shareholders of a non-S corporation. Stock constructively owned by a person generally is treated as being owned by that person for the purpose of attributing ownership to another person.

     A redemption of Shares from a shareholder pursuant to the Offer will result in a "complete redemption" of all the shareholder's stock in the Company if either (i) the Company purchases all of the Shares actually and constructively owned by the shareholder, or (ii) the shareholder actually owns no Shares after all transfers of Shares pursuant to the Offer, constructively owns only Shares owned by certain family members, and the shareholder qualifies to and does waive (pursuant to Section 302(c)(2) of the Code) constructive ownership of Shares owned by family members. Any shareholder desiring to waive such constructive ownership of Shares should consult a tax advisor about the applicability of Section 302(c)(2).

     A redemption of Shares from a shareholder pursuant to the Offer will be "substantially disproportionate" with respect to the shareholder if the percentage of Shares actually and constructively owned by the shareholder compared to all Shares outstanding immediately after all redemptions of Shares pursuant to the Offer is less than 80% of the percentage of Shares actually and constructively owned by the shareholder immediately before such redemptions. If exactly 5,000,000 Shares are redeemed pursuant to the Offer, the number of Shares outstanding after consummation of the Offer will be 90.529% of the number of Shares currently outstanding. Consequently, in that case a shareholder must dispose of more than 27.577% (100% minus 80% of 90.529%) of the number of Shares the shareholder actually and constructively owns in order possibly to qualify for a substantially disproportionate redemption. If the Company were to exercise its right to purchase an additional 2% of the shares, a shareholder would have to dispose of more than 29.177% (100% minus 80% of 88.529%) of the number of outstanding shares the shareholder actually and constructively owns in order possibly to qualify for a substantially disproportionate redemption.

     A redemption of Shares from a shareholder pursuant to the Offer will be "not essentially equivalent to a dividend" if, pursuant to the Offer, the shareholder experiences a "meaningful reduction" in his or her proportionate interest in the Company, including voting rights, participation in earnings and liquidation rights, arising from the actual and constructive ownership of Shares. The Service has indicated in a published ruling that a very small reduction (3.3%) in the proportionate interest of a small minority (substantially less than 1%) shareholder of a publicly-held corporation who does not exercise any control over corporate affairs generally constitutes a "meaningful reduction" in the shareholder's interest. The fact that the redemption fails to qualify as a sale pursuant to the other two tests is not taken into account in determining whether the redemption is "not essentially equivalent to a dividend." If exactly 5,000,000 Shares are redeemed pursuant to the Offer, the number of Shares outstanding will be reduced by 9.471%. Consequently, in that case a shareholder must dispose of more than 9.471% of the number of Shares the shareholder actually and constructively owns in order to have any reduction in the shareholder's proportionate stock interest in the Company. If the Company were to exercise its right to purchase an additional 2% of the outstanding Shares, a shareholder would have to dispose of more than 11.471% of the number of Shares the shareholder actually and constructively owns in order to have any reduction in the shareholder's proportionate interest.

     Shareholders should be aware that their ability to satisfy any of the foregoing tests also may be affected by proration pursuant to the Offer. THEREFORE, UNLESS A SHAREHOLDER MAKES A CONDITIONAL TENDER (SEE SECTION 6), THE SHAREHOLDER (OTHER THAN AN ODD LOT HOLDER WHO TENDERS ALL OF HIS OR HER SHARES AT OR BELOW THE PURCHASE PRICE) CAN BE GIVEN NO ASSURANCE EVEN IF HE OR SHE TENDERS ALL OF THE SHAREHOLDER'S SHARES, THAT THE COMPANY WILL PURCHASE A SUFFICIENT NUMBER OF SUCH SHARES TO PERMIT THE SHAREHOLDER TO SATISFY ANY OF THE FOREGOING TESTS. Shareholders also should be aware that an acquisition or disposition of Shares in the market or otherwise as part of a plan that includes the shareholder's tender of Shares pursuant to the Offer might be taken into account in determining whether any of the foregoing tests is satisfied. Shareholders are urged to consult their own tax advisors with regard to whether acquisitions from or sales to third parties, including market sales, and a tender may be so integrated.

     If any of the foregoing three tests is satisfied, the shareholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the shareholder's tax basis in the Shares sold. Capital gains of individuals, estates and trusts generally are subject to a maximum federal income tax rate of (i) 39.6% if, at the time the Company accepts the Shares for payment, the shareholder held the Shares for not more than one year and (ii) 20% if the shareholder held such Shares for more than one year at such time. Capital gains of corporations generally are taxed at the federal income tax rates applicable to corporate ordinary income.

     DIVIDEND TREATMENT. If none of the foregoing three tests under Section 302 of the Code is satisfied, the shareholder generally will be treated as having received a dividend taxable as ordinary income in an amount equal to the amount of cash received by the shareholder pursuant to the Offer, to the extent the Company has accumulated or current earnings and profits. The Company expects that its current and accumulated earnings and profits will be sufficient to cover the amount of any payments pursuant to the Offer that are treated as dividends.

     Dividend income of individuals, estates and trusts generally is subject to federal income tax at a maximum rate of 39.6%. Dividend income of corporations, subject to the provisions discussed below, generally is subject to federal income tax at a maximum rate of 35%. To the extent that the purchase of Shares from any shareholder pursuant to the Offer is treated as a dividend, the shareholder's tax basis in any Shares that the shareholder actually or constructively owns after consummation of the Offer should be increased by the shareholder's tax basis in the Shares surrendered pursuant to the Offer.

     TREATMENT OF DIVIDEND INCOME FOR CORPORATE SHAREHOLDERS. In the case of a corporate shareholder, if the cash received for Shares pursuant to the Offer is treated as a dividend, the dividend income may be eligible for the 70% dividends-received deduction under Section 243 of the Code. The dividends-received deduction is subject to certain limitations; for example, the deduction may not be available if the corporate shareholder does not satisfy certain holding period requirements with respect to its tendered Shares or if the Shares are "debt-financed portfolio stock." If a dividends-received deduction is available, the dividend (having arisen in a non-PRO RATA redemption) also likely will be treated as an "extraordinary dividend" under Section 1059 of the Code. In that case, the corporate shareholder's tax basis in its remaining Shares (for purposes of determining gain or loss on a future disposition) generally will be reduced (but not below zero) by the amount of any "extraordinary dividend" not taxed because of the dividends-received deduction. Any amount of the "extraordinary dividend" not taxed because of the dividends-received deduction in excess of the corporate shareholder's tax basis for the remaining Shares generally would be currently taxable as gain from the sale of Shares. If a redemption of Shares from a corporate shareholder pursuant to the Offer is treated as a dividend as a result of the shareholder's constructive ownership of other Shares that it has an option or other right to acquire, the portion of the extraordinary dividend not otherwise taxed because of the dividends-received deduction would reduce the shareholder's basis only in its Shares sold pursuant to the Offer, and any excess of such non-taxed portion over such basis would be currently taxable as gain from the sale of Shares. Corporate shareholders should consult their tax advisors as to the availability of the dividends-received deduction and the application of Section 1059 of the Code.

     SEE SECTION 3 WITH RESPECT TO THE APPLICATION OF BACKUP FEDERAL INCOME TAX WITHHOLDING.

   15. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, the number of Shares being sought in the Offer or the Dealer Manager's soliciting fees and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

     16. FEES AND EXPENSES.

     The Company has retained Credit Suisse First Boston to act as the Dealer Manager in connection with the Offer. Credit Suisse First Boston will receive a fee for its services as Dealer Manager of $0.08 for each Share purchased by the Company pursuant to the Offer. The Company also has agreed to reimburse Credit Suisse First Boston for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify Credit Suisse First Boston against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. Credit Suisse First Boston has rendered various investment banking and other advisory services to the Company in the past, for which it has received customary compensation, and can be expected to render similar services to the Company in the future.

     The Company has retained Corporate Investor Communications, Inc. to act as Information Agent and Harris Trust and Savings Bank to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     No fees or commissions will be payable by the Company or the Dealer Manager to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. The Company, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer and related materials to the beneficial owners of Shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

   17. MISCELLANEOUS.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4, which contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.

                                                          ALBEMARLE CORPORATION

     August 24, 1998

                                                                     SCHEDULE A


                     CERTAIN TRANSACTIONS INVOLVING SHARES

                       EXECUTIVE OFFICERS AND DIRECTORS

     During the 40 business days prior to August 24, 1998, the only transactions effected in the Shares by the Company and the Company's executive officers and directors were as follows:

     (a)   Savings Plan transactions allocated on July 1, 1998:



                                    NUMBER OF       AVERAGE
              NAME                    SHARES       BUY PRICE
--------------------------------   -----------   ------------
  E. Whitehead Elmore                  425         $  23.16
  Dirk Betlem                            8         $  23.16
  William M. Gottwald                    3         $  23.16

     (b) Savings Plan for the Employees of Ethyl Corporation transactions allocated on July 1, 1998:



                                   NUMBER OF       AVERAGE
              NAME                   SHARES       BUY PRICE
-------------------------------   -----------   ------------
  Thomas E. Gottwald                    7         $  23.16
  Bruce C. Gottwald                   686         $  23.16

     (c) Non-Employee Director's Stock Acquisition Plan transactions allocated on July 1, 1998:



                                        NUMBER OF       AVERAGE
                NAME                      SHARES       BUY PRICE
------------------------------------   -----------   ------------
  Craig R. Andersson                       90          $  22.06
  John D. Gottwald                         90          $  22.06
  Andre B. Lacy                            90          $  22.06
  Seymour S. Preston, III                  90          $  22.06
  Emmett J. Rice                           90          $  22.06
  Charles E. Stewart                       90          $  22.06
  Anne Marie Whittemore                    90          $  22.06

     (d)  Open market purchase on July 28, 1998:



                                       NUMBER OF       AVERAGE
                NAME                     SHARES       BUY PRICE
-----------------------------------   -----------   ------------
  Floyd D. Gottwald, Jr.                81,600        $  20.25

     (e)  Savings Plan transaction allocated on July 29, 1998:



                                    NUMBER OF       AVERAGE
              NAME                    SHARES       BUY PRICE
--------------------------------   -----------   ------------
  William M. Gottwald                  36          $  20.38

     (f)  Open market purchase on July 31, 1998:



                                       NUMBER OF       AVERAGE
                NAME                     SHARES       BUY PRICE
-----------------------------------   -----------   ------------
  Floyd D. Gottwald, Jr.                61,500        $  19.68

     (g)  Open market purchase on August 4, 1998:



                                      NUMBER OF       AVERAGE
               NAME                     SHARES       BUY PRICE
----------------------------------   -----------   ------------
  Albemarle Corporation                22,000        $  19.66

     (h)  Open market purchase on August 5, 1998:



                                      NUMBER OF       AVERAGE
               NAME                     SHARES       BUY PRICE
----------------------------------   -----------   ------------
  Albemarle Corporation                25,000        $  19.36

     (i)  Open market purchase on August 7, 1998:



                                      NUMBER OF       AVERAGE
               NAME                     SHARES       BUY PRICE
----------------------------------   -----------   ------------
  Albemarle Corporation                16,800        $  19.58

     (j)  Savings Plan transaction allocated on August 11, 1998:



                                      NUMBER OF       AVERAGE
              NAME                     SHARES        BUY PRICE
---------------------------------   ------------   ------------
  William M. Gottwald                  18          $  20.09

     Manually signed photocopies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or his broker, dealer, commercial bank, trust company or nominee to the Depositary at its address set forth below.


                        THE DEPOSITARY FOR THE OFFER IS:



                         HARRIS TRUST AND SAVINGS BANK


                             BY OVERNIGHT COURIER:


                     c/o Harris Trust Company of New York
                          88 Pine Street, 19th Floor
                           New York, New York 10005



BY MAIL:                         BY FACSIMILE TRANSMISSION        BY HAND:
c/o Harris Trust Company of      (Eligible Institutions Only)     c/o Harris Trust Company of
New York                                (212) 701-7636            New York
Wall Street Station                                               88 Pine Street, 19th Floor
P.O. Box 1010                    CONFIRM BY TELEPHONE:            New York, New York 10005
New York,New York 10268-1010            (212) 701-7624

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at the telephone numbers and locations listed below. Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.



                    THE INFORMATION AGENT FOR THE OFFER IS:

[Logo]



                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                              111 Commerce Road,
                          Carlstadt, New Jersey 07072
                           (888) 619-7386 (toll free)
                            Banks and Brokers call:
                                 (201) 896-1900





                      THE DEALER MANAGER FOR THE OFFER IS:

                     CREDIT SUISSE FIRST BOSTON CORPORATION


                             Eleven Madison Avenue
                            New York, NY 10010-3629
                          (800) 881-8320 (toll free)
August 24, 1998